Exhibit 99.1

                  Muzak Announces Hiring of President


    CHARLOTTE, N.C.--(BUSINESS WIRE)--xx--Muzak LLC is pleased to announce that Lon Otremba has joined the Company as its President. Mr. Otremba is a highly seasoned executive with an extensive track record of success. Most recently, he was Executive Vice President of America Online's Interactive Marketing Group, responsible for developing and leading the short and long-term strategy and operations for AOL's advertising and e-commerce business turnaround. While there, he reestablished AOL's Interactive Marketing Group as a growing, industry leader. Previously, he held various senior executive management positions at CNET Networks and Easylink Services, where he helped launch both companies. He also held senior management positions at Ziff Davis Publishing and CMP Media.
    "I am very excited to be joining such a great team, terrific brand and dynamic business. I look forward to building upon the foundation already in place to help take Muzak into its next great stage of growth and success," said Otremba.
    In addition, Bill Boyd is being elevated to the role of Chairman of the Board. "I am delighted that Lon is joining us as President," commented Boyd. "Muzak continues to grow at an impressive rate and Lon will be instrumental in guiding the Company towards the achievement of our future goals."

    About Muzak

    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE (TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music messaging and sound system design through more than 200 sales and service locations. For more information, visit www.muzak.com


    CONTACT: Muzak
             Marketing Contact: Sumter Cox, 803-396-3089
             Investor Relations/Financial Contact: Catherine Walsh,
             803-396-3365